                                      Frontier Corporation

Frontier Press Release                180 South Clinton Avenue
                                      Rochester, NY 14646


DATE:     February 21, 1995

CONTACT:  Frontier Corporation
          Catherine A. Duda, 716-777-5897 (Media)
          Philip H. Yawman,  716-777-6179 (Investors)

          WCT
          Martin Nason, 805-963-2423


SUMMARY:  Frontier and WCT Renegotiate Terms of Agreement


Rochester, New York -- February 21, 1995 -- Frontier Corporation (NYSE: FRO) and WCT Communications, Inc. (NASDAQ: WCTI) today announced that they have renegotiated the general terms of WCT's acquisition by Frontier, resulting in a payment of approximately $79.8 million in cash for all of the outstanding shares of WCT. A revised agreement is currently being finalized and will be subject to the approval of WCT's Board of Directors and, thereafter, of Frontier's Board of Directors by no later than March 3, 1995.

    The renegotiation followed the termination of the agreement as a result of the failure of WCT to satisfy certain financial requirements established in the original merger agreement between the parties. Each public shareowner of WCT will receive $5.875 per share upon completion of the transaction, while Richard Frockt, chairman and chief executive officer of WCT will receive $3.75 per share. The effective average price per share to be paid by Frontier will be approximately $5.37 excluding the value of any outstanding options which are exercised. This contrasts with an effective average share price of approximately $6.38
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under the terms of the former agreement.  The parties anticipate execution of a revised agreement within the next few days, although there can be no assurances in this regard.

    The revised agreement will include several financial requirements relative to WCT's performance between now and the closing of the transaction. Frontier has agreed to work closely with WCT prior to closing to insure a smooth transition for existing WCT customers.

    The renegotiation of terms may require the refiling for regulatory approval in a number of jurisdictions which could result in a delay in the closing date for the transaction. At this time, the transaction is expected to close in May.

    WCT, which reported revenues of $76 million for the 6 months ended December 31, 1994, has service in 45 states and switches in Los Angeles, San Francisco, Chicago, Dallas, Philadelphia,
Atlanta and Seattle. Frontier plans to blend WCT's network into the existing nine-switch network maintained by Frontier
Communications International, formerly RCI Long Distance.

    Frontier Communications International provides a full range of long distance voice, video and data communications services for business and residential customers in the Northeast, Midwest, Mid-Atlantic and several Southern states. The long distance operation had revenues in excess of $330 million in 1994. Frontier Corporation, a holding company formed on January 1, 1995, is a provider of integrated telecommunications solutions to more than 1.5 million customers through its long distance, local telephone and wireless communications operations. The company was chartered in 1920 as Rochester Telephone Corporation.